Exhibit 99.1

VYOME THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF

(Amount in USD)	June 30, 2025 (Unaudited)	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$383,386	$101,904
Accounts receivables, net	341	2,294
Deferred offering costs	111,415	111,415
Other current assets	89,282	86,433
Total current assets	584,424	302,046
Non-current assets
Property and equipment, net	54,386	59,179
Intangible asset - shell company	314,191	314,191
Goods and service tax and other credits receivable	627,430	646,758
Right-of-use of asset, net	45,388	59,387
Total non-current assets	1,041,395	1,079,515
Total assets	$1,625,819	$1,381,561
Liabilities and stockholders’ deficit
Current liabilities
Accounts payable and accrued expenses	$869,282	$965,607
Due to Affiliates	170,098	129,346
Operating lease liability - current portion	30,353	28,024
Salary and post-employment benefits payable	986,353	919,440
Other current liability	88,130	107,937
Convertible debt	4,034,381	3,589,410
Promissory notes – ReShape	424,247	-
Total current liabilities	6,602,844	5,739,764
Non-current liabilities
Operating lease liability - net of current portion	16,728	32,830
Total non-current liabilities	16,728	32,830
Total liabilities	6,619,572	5,772,594
Commitments and contingencies (Note 13)
Stockholders’ deficit
Common stock, 20,000,000 shares authorized – par value $0.001 per share, 386 shares issued and outstanding at June 30, 2025 and December 31, 2024	1	1
Preferred stock, 16,000,000 shares authorized – par value $0.001 per share, 3,076 shares issued and outstanding as of June 30, 2025 and December 31, 2024	3	3
Additional paid in capital	51,084,877	51,084,877
Accumulated deficit	(56,025,476)	(55,422,744)
Accumulated other comprehensive loss	(53,158)	(53,170)
Total stockholders’ deficit	(4,993,753)	(4,391,033)
Total liabilities and stockholders’ deficit	$1,625,819	$1,381,561

The accompanying notes are an integral part of these consolidated financial statements.

VYOME THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER
COMPREHENSIVE LOSS (UNAUDITED)

(Amount in USD)	Six Months ended June 30, 2025	Six Months ended June 30, 2024
Revenue
Revenue	$248,536	$110,990
Cost of goods sold	(69,881)	(15,866)
Gross profit	178,655	95,124
Operating expenses
Depreciation and amortization	6,491	9,056
Selling, general and administrative	525,020	404,375
Research and development expenses	170,329	151,049
Total operating expenses	701,840	564,480
Operating loss	(523,185)	(469,356)
Other income/(expense), net:
Interest expense	(111,093)	(107,487)
Other income, net	1,035	1,707
Fair value adjustment	30,511	(17,996)
Total other expense, net	(79,547)	(123,776)
Net loss	(602,732)	(593,132)
Other comprehensive income, net of tax
Foreign currency translation adjustments	12	(84)
Total comprehensive loss	$(602,720)	$(593,216)
Net Loss per share:

Loss per share – basic and diluted	$(1,561.45)	$(1,536.83)
Weighted average number of shares	386	386

The accompanying notes are an integral part of these consolidated financial statements.

VYOME THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

	Common stock		Preferred stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders
(Amount in USD)	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit
Balance at December 31. 2023	386	$1	2,952	$3	$47,855,359	$(53,975,283)	$(54,297)	$(6,174,217)
Issuance of shares in settlement of liability			86	-	1,680,210			$1,680,210
Issuance of shares in settlement of accrued compensation liability					1,115,232			1,115,232
Net loss for the period						(593,132)		(593,132)
Foreign currency transition adjustment							(84)	(84)
Balance at June 30, 2024	386	$1	3,038	$3	$50,650,801	$(54,568,415)	$(54,381)	$(3,971,992)

Balance at December 31, 2024	386	$1	3,076	$3	$51,084,877	$(55,422,744)	$(53,170)	$(4,391,033)
Net loss for the period						(602,732)		(602,732)
Foreign currency translation adjustment							12	12
Balance at June 30, 2025	386	$1	3,076	$3	$51,084,877	$(56,025,476)	$(53,158)	$(4,993,753)

The accompanying notes are an integral part of these consolidated financial statements.

VYOME THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amount in USD)	Six months ended June 30, 2025	Six months ended June 30, 2024
Cash flows from operating activities
Net loss	$(602,732)	$(593,132)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,491	9,056
(Gain) loss on fair value adjustment of convertible debt	(30,511)	17,996
Non cash accrued interest expense	108,476	92,200
Changes in assets and liabilities:
Accounts receivables, net	1,953	63,686
Prepaid expenses and other current assets	(2,861)	18,642
Other assets	31,644	9,214
Accounts payable & accrued expenses	(96,325)	(102,969)
Due to Affiliates	50,000	50,000
Post employment benefits	66,913	127,223
Other liabilities	(33,584)	71,033
Net cash used in operating activities	(500,536)	(237,051)
Cash flows from investing activities:
Purchase of fixed assets	-	(1,425)
Net cash used in investing activities	-	(1,425)
Cash flows from financing activities:
Proceeds from issuance of convertible debt	191,253	339,999
Proceeds from issuance of promissory notes – ReShape	600,000	-
Advance from Affiliates	(9,248)	30,942
Net cash provided by financing activities	782,005	370,941
Effect of exchange rate changes on cash and cash equivalents	12	(84)
Net (Decrease)/Increase in cash and cash equivalents	281,481	132,381
Cash and cash equivalents at beginning of the period	101,905	16,646
Cash and cash equivalents at end of the period	$383,386	$149,027

Supplemental non-cash and financing activities:
Shares issued in settlement of liability to vendor	-	$1,680,210
Exchange of accrued fees to director for stock options	-	$450,000
Exchange of accrued compensation for stock options	-	$665,232

The accompanying notes are an integral part of these consolidated financial statements.

VYOME THERAPEUTICS INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts are in US Dollars except per share data and as stated otherwise)

1. Organization and principal activities

a) Business:

Vyome Therapeutics, Inc. (“VTI”), a Delaware corporation, was incorporated on August 22, 2017. VTI was formed with the intent of operating the R&D business of Vyome Biosciences India Private Limited, India (the “R&D Business”), which was transferred to Vyome Therapeutics Limited (a wholly owned subsidiary of VTI) pursuant to a Demerged order of National Company law Tribunal (“NCLT”) in India, formally consummated in December 2018. VTI and the wholly owned subsidiary in India, Vyome Therapeutics Limited (“VTL”) are collectively referred to as the “Company” or “Vyome”. “R&D business” is defined as novel drug development in the area of immune-inflammatory diseases space and the commercial exploitation of the same.

The Company is a Cambridge, Massachusetts-based clinical-stage specialty pharmaceutical company working to treat immune-inflammatory and rare diseases of unmet need with next-generation therapeutic solutions. The lead program VT-1953, a topical gel with a novel molecule to treat signs and symptoms of Malignant Fungating wounds, is a potential orphan drug program. The Company is planning to have discussions with the Food & Drug Administration (FDA) on the pivotal trial protocol in the fourth quarter of 2025. The Company had initiated a Phase II investigator-initiated trial for VT-1953. The Company also has a Pre-Investigative New Drug application stage ophthalmic drops program, a potentially orphan drug program, and a repurposed immune modulator to treat steroid-sparing anterior uveitis. Another late clinical-stage program, VB 1953, for moderate to severe inflammatory acne has successfully completed its Phase II clinical trial, and this program is Phase III ready. The Company may experience delays in the conduct of clinical trials of its candidates. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a clinical trial, in securing clinical trial agreements with prospective sites with acceptable terms, in obtaining institutional review board approval to conduct a clinical trial at a prospective site, in recruiting patients to participate in a clinical trial or in obtaining sufficient supplies of clinical trial materials. Any delays in completing the Company’s clinical trials will increase its costs, slow down its product development, timeliness, and approval process, and delay its ability to generate revenue.

The Company is also developing other assets for treating immune-inflammatory diseases, which are in pre-clinical or early clinical development.

The Company also has commercialized novel reformulated topical anti-fungal products using its patented technology after two such products successfully completed clinical testing in India. The Company has entered into a licensing and marketing agreement with the Sun Pharma group of companies in India (“Sun Pharma”) to sell a family of novel topical anti-fungal products owned by the Company. The Company used third-party entities to manufacture the products. In December 2024, the above arrangement was terminated.

The Company has entered into a Development and Licensing agreement for Luliconazole (an anti-fungal product) with Sun Pharma for additional development and commercialization in India. Sales of Luliconazole commenced in the third quarter of 2023 by Sun Pharma.

Since its inception, the Company has devoted substantially all its efforts to drug development, business planning, research and development, recruiting management and technical staff, acquiring operating assets, and raising capital. The Company is subject to risks common to companies in the biotechnology industry, including, but not limited to, successful development of technology, obtaining additional funding, protection of proprietary technology, compliance with government regulations, risks of failure of pre-clinical studies, clinical studies and clinical trials, the need to obtain marketing approval for its drug candidates and its consumer products, fluctuations in operating results, economic pressure impacting therapeutic pricing, dependence on key personnel, risks associated with changes in technologies, development by competitors of technological innovations and the ability to transition from pilot scale manufacturing to large scale production.

b) Merger Transaction:

The Company signed a definitive merger agreement (“Merger”) with ReShape Lifesciences, Inc. (“ReShape”) in July 2024, and such transaction was completed on August 14, 2025. Immediately prior to the Merger, ReShape sold substantially all of its assets and operations to a third-party. Immediately prior to the Merger, all of the convertible notes and preferred stock of the Company were converted into shares of common stock. As a result of the Merger, the Board of Directors and management team of ReShape resigned, the Board of Directors and management of the Company were installed, and the Company became a Nasdaq-listed company. The combined company changed its name to Vyome Holdings, Inc. (the “Combined Company”) and will focus on Vyome’s business of advancing the development of its immuno-inflammatory assets and on identifying additional opportunities in the world-class US-Indian innovation corridor for the global market.

2. Summary of Significant Accounting Policies

a) Basis of Presentation

The unaudited condensed consolidated financial statements contained herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Accordingly, the condensed consolidated financial statements reflect all normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of interim periods and may not include all disclosures required by accounting principles generally accepted in the United States (“GAAP”). The information as of June 30, 2025, and for the six months ended June 30, 2025, is unaudited, whereas the consolidated balance sheet as of December 31, 2024, is derived from the Company’s audited consolidated financial statements as of that date. These condensed consolidated financial statements and notes hereto should be read in conjunction with the consolidated financial statements and notes thereto included in the audited financial statements for the year ended December 31, 2024.

The results of operations for the interim periods presented are not necessarily indicative of results to be expected for any other interim period or for the year. Certain reclassifications have been made in prior year’s financial statements to conform to classifications used in the current year.

Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

In August 2025, the Board of Directors of the Company approved a 5,000 – 1 reverse stock split. All share and per share numbers have been updated to reflect such a reverse stock split.

b) Segments

The Company organized its operations into two operating segments. The segments reflect the way the Company evaluates its business performance and manages its operations by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources, and assessing performance. The Company’s CODM has been identified as the chief executive officer. The Company determined it has in two operating segments: (1) Sale of Products and (2) Biotechnology segment. The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. See Note 14.

As the Company’s long-lived assets, except for the intangible asset and deferred offering costs, are substantially all located in India, and all of the Company’s revenue and expenses related to the sale of products are derived from within India, no geographical segments are presented.

c) Basis of Consolidation

The Condensed Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiary, VTL. All intercompany accounts and transactions have been eliminated in the consolidation.

d) Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the six months ended June 30, 2025, and 2024, the Company has generated a net loss of $ 602,732 and $ 593,132, respectively. As of June 30, 2025, the Company’s current liabilities exceed its current assets by approximately $ 6 million. The Company’s major sources of funds to date have been through the sale of preferred stock and the issuance of convertible debt. As a result of the Merger transaction and concurrent financing as described in Note 16, the Company believes it has sufficient funds to finance the operating requirements for at least the next 12 months from the issuance of these Condensed Consolidated Financial Statements. The Company may be able to access a financing facility that ReShape had in place to sell shares of common stock of the public company (ATM facility) under certain circumstances. Further, the Company will be able to determine the timing of when planned clinical and pre-clinical operations will commence.

Obtaining additional financing to support the successful development of the Company’s contemplated plan of drug development and operations and its transition, ultimately, to the attainment of profitable operations, is necessary for the Company to continue operations. The Company will continue to seek funds through debt or equity financings, marketing and distribution arrangements, and other collaborations, strategic alliances, and licensing arrangements, or other sources of financing. However, there can be no assurances that such financings or other strategic transactions will be available on acceptable terms, or at all. If the Company is unable to raise additional funds, it will need to do one or more of the following:

●	Delay clinical trials and processes;

●	License third parties to develop and commercialize products or technologies that it would otherwise seek to develop and commercialize itself;

●	Seek strategic alliances or business combinations;

●	Attempt to sell the Company;

●	Cease operations; or

●	Declare bankruptcy

The Company continues to raise additional capital through the issuance of convertible notes. The Company is in discussions with investment bankers to raise additional capital in the public or private markets.  There is no assurance that such financing can be completed.  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is implementing plans to reduce expenses and seek additional financing. However, there can be no assurance that these plans will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The consolidated financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

e) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates. Significant estimates used in preparing these audited consolidated financial statements include the realization of deferred tax assets, timing of the recognition of research and development costs, fair value of debt and equity-based instruments, and future obligations under employee benefit plans.

f) Foreign Currency Translation and Transactions

The Company also operates in India, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the US dollar and the Indian Rupee.

The Company’s functional currency is the United States Dollar. The functional currency of its Indian subsidiary is Indian National Rupees. Consequently, revenues and expenses of operations of the Indian subsidiary are translated into United States Dollars using average period exchange rates, while assets and liabilities of the Indian subsidiary are translated into United States Dollars using the year-end exchange rate in effect at the balance sheet dates. Adjustments resulting from the translation of functional currency financial statements to reporting currency are accumulated and reported as a part of Accumulated Other Comprehensive Income, a separate component of stockholders’ equity in the accompanying consolidated balance sheets.

Transactions in foreign currencies are translated at the exchange rate prevailing on the date of the transaction. Resulting gains or losses from the settlement of such foreign currency transactions are included in the consolidated statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates in effect on the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are expressed in functional currency at the historical exchange rates. Losses resulting from foreign currency transactions amounting to ($12) and $84 for the six months ended June 30, 2025, and 2024 respectively are included in the Condensed Consolidated Statements of Operations and Comprehensive Loss under the caption selling, general and administrative expenses.

g) Cash and Cash Equivalents

Cash includes all highly liquid instruments with a maturity of three months or less when purchased. The Company maintains its cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). At various times during the year, such balances may exceed the FDIC limit. The Company has not experienced any credit losses associated with its balances in such accounts. Cash held in the U.S. bank account as of June 30, 2025, and December 31, 2024, was approximately $247,585 and $ 3,197, respectively. Cash held in India as of June 30, 2025, and December 31, 2024, was approximately $135,801 and $98,707, respectively.

h) Accounts Receivable, net

Accounts receivable is generally recorded at the invoiced amounts, net of an allowance for expected losses. The Company establishes credit terms for new customers based upon management’s review of their credit information and project terms and performs ongoing credit evaluations of its customers, adjusting credit terms when management believes appropriate based upon payment history and an assessment of the customer’s current credit worthiness. The Company follows Financial Instruments - Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments, which removed all current thresholds and requires entities under the new current expected credit loss (“CECL”) model to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that an entity expects to collect over the instrument’s contractual life. The new CECL model is based on expected losses rather than incurred losses. Management determined that no allowance for doubtful accounts was necessary as of June 30, 2025 and December 31, 2024.

i) Property and equipment, net

Property and equipment, is stated as net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, summarized as follows:

Computers and software.	3 years

Office equipment.	5 years

Furniture and Fixtures.	10 Years

Lab machinery.	10 years

Leasehold improvements	Lower of estimated useful life or remaining period of lease term

Repairs and maintenance costs are expensed as incurred; major renewals and betterments are capitalized. When assets are disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts, and any resulting gain or loss is reflected in operations.

j) Goods and Service Tax and Other Credits Receivable

The Company has indirect tax credit carry-forwards arising in India, which may be utilized or refunded as VTL generates sales to third parties or invoices to VTI pursuant to intercompany transfer pricing arrangements. The Company expects to utilize these indirect tax credit carry-forwards over a 4-to-5-year period.

k) Intangible Assets

On August 21, 2021, Vyome acquired the majority of the outstanding shares (purchase of substantially all of the outstanding shares of preferred stock) of Livechain, Inc., (“LICH”) for $220,000. The total costs of the asset acquisition were $314,191. LICH is an inactive non-reporting shell (“Shell Company”) that trades on the bulletin board under the ticker symbol LICH. As of the date of the transaction and through June 30, 2025, LICH had no operations. LICH did not meet the definition of a business and therefore, was accounted for as an asset acquisition of the shell company, a single indefinite-lived asset.

Intangible assets with indefinite lives (i.e., non-reporting shell) are not amortized; rather, they are tested for impairment annually or whenever events or circumstances exist that would make it more likely than not that an impairment exists.

l) Impairment of Long-Lived Assets

The Company evaluates all long-lived assets for impairment annually, or sooner if events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount is not fully recoverable, an impairment loss is recognized to reduce the carrying amount to fair value and is charged to expense in the period of impairment. As of June 30, 2025, and December 31, 2024, management has determined that these assets are not impaired.

m) Revenue Recognition

The Company recognizes revenue under ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Step 1: Identify the contract with the customer;

●	Step 2: Identify the performance obligations in the contract;

●	Step 3: Determine the transaction price;

●	Step 4: Allocate the transaction price to the performance obligations in the contract; and

●	Step 5: Recognize revenue when the company satisfies a performance obligation.

The Company records sales of its dermatological products to the pharmaceutical company when performance obligations with customers are satisfied. The Company’s performance obligation is a promise to transfer a distinct good to the customer and each distinct good represents a single performance obligation. Such performance obligations are satisfied at a point in time and revenues are recognized when all rights and rewards of ownership are transferred. The majority of the Company’s products are shipped by common carriers resulting in recognition of revenues upon shipment at which time control passes to the customer. Revenue is measured at the amount of consideration the Company expects to receive in exchange for the transferring of products. Customers may be entitled to cash discounts, typically denoted at the time of invoicing and shipping. Such amounts are considered to be variable consideration under ASC 606. An estimate for cash discounts is included in the transaction price as a component of sales and is estimated based on the satisfaction of outstanding receivables and historical performance. The Company does not have any material financing terms as payment is received shortly after the transfer of control of the products to the customer within a period of 30-60 days.

Net service fee payment and agent fees for sales of products made by Sun Pharma are recorded as service fee revenue in the period earned.

Pursuant to licensing and marketing contracts, the Company receives payments from its pharmaceutical company marketing partner for the right to distribute the products (“royalties”). Such royalty payments are linked to the net sales value of the products by its marketing partner to third parties and are recognized in the period to which the royalty relates. Such amounts are recorded under Revenue from operations in the Consolidated Statements of Operation and Comprehensive Loss.

The Company recognizes milestone payments under the license and marketing agreements when all performance obligations related to the identified performance obligations are completed.

n) Cost of products sold

The cost of products sold represents the cost of manufacturing the products supplied by third-party manufacturers.

o) Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses consist of internal and external expenses. Internal expenses include employee compensation and overheads. External expenses include development, clinical trials, statistical analysis and report writing, and regulatory compliance costs incurred with clinical research organizations and other third-party vendors. At the end of the reporting period, the Company compares payments made to third-party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to the service providers and the progress that the Company estimates have been made as a result of the service provided, the Company may record net prepaid or accrued expenses relating to these costs. Payments made to third parties that perform research and development services on the Company’s behalf are expensed as services are rendered, or as contractually agreed.

p) Stock-based Compensation

The Company accounts for stock options granted to employees and non-employees at fair value, which is measured using the Black-Scholes Option pricing model. The fair value measurement date for employee awards is the date of the grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation.

The Company’s policy is to account for forfeitures of awards when they occur in accordance with ASC 718, Compensation-Stock Compensation. The Company reverses compensation cost previously recognized, in the period the award is forfeited, for an award that is forfeited before completion of the requisite service period.

The Company utilizes the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value options granted. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying stock issuable upon exercise of the options, expected life of the options, risk-free interest rate, expected dividend yield, and expected volatility from peer public companies of the price of the underlying stock.

As the Company’s common stock has not been publicly traded, its board of directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an independent valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The expected life of the stock options in years is estimated using the “simplified method,” as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107, as the Company has no historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behaviour for its stock option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected life of the option. The expected dividend yield is zero as the Company has no history of paying dividends and no plans to do so in the near term.

q) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards in the Condensed Consolidated Financial Statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the unaudited consolidated statements of operations in the period that includes the enactment date.

Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. When the Company changes its determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to income tax expense in the period in which such determination is made.

The Company also accounts for uncertain tax positions in accordance with ASC Topic 740, Income Taxes. This guidance prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the Company’s income tax returns. As of June 30, 2025, and December 31, 2024, the Company had no uncertain tax positions that affected its financial position and its results of operations or its cash flows and will continue to evaluate for uncertain tax positions in the future. There are no interest costs or penalties provided for in the Company’s consolidated financial statements for the six months ended June 30, 2025, and 2024. If at any time the Company should record interest and penalties in connection with income taxes, the interest, and the penalties will be expensed within the general and administrative expenses category in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss.

r) Leases

ASC Topic 842, “Leases”, establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. Lessor accounting under the new standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required.

The Company adopted the following practical expedients and accounting policies elections related to this standard:

●	Short-term lease accounting policy election allowing lessees to not recognize ROU assets and liabilities for leases with a term of 12 months or less; option to not separate lease and non-lease components in the Company’s lease contracts; and

●	The package of practical expedients applied to all of its leases, including (i) not reassessing whether any expired or existing contracts are or contain leases, (ii) not reassessing the lease classification for any expired or existing leases, and (iii) not reassessing the capitalization of initial direct costs for any existing leases.

Disclosures related to the amount, timing and uncertainty of cash flows arising from leases are included in Note 12.

s) Notes Payable

The Company has elected to account for notes payable to a shareholder using the fair value option in accordance with the guidance contained in ASC 825-10-25. The fair value option provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments, and written loan commitments. See Note 8 for additional information.  ASC 815-40-65-1(d) also allows a reporting entity to make a one-time irrevocable election to apply the fair value option in ASC 825-10 as of the date of adoption for any liability classified convertible securities that are within the scope of ASC 825-10. The impact of electing the fair value option would be reflected through a cumulative effect adjustment to the opening retained earnings balance as of the beginning of the first reporting period a reporting entity adopted ASU 2020-06.

t) Fair Value Measurements

The Company considers its cash and cash equivalents, accounts receivable, and accounts payable to meet the definition of financial instruments, and the carrying amounts of such instruments approximated their fair values due to the short maturities of these instruments. The Company records the convertible debt at fair value.

The Company measures fair value as required by the ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 -	Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 -	Unobservable inputs for the asset or liability are only used when there is little if any, market activity for the asset or liability at the measurement date.

The Company utilizes a Probability Weighted Expected Return Model (“PWERM”) to value the convertible debt and promissory notes. The quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s convertible debt that is categorized within Level 3 of the fair value hierarchy included the discount rate and expected financing date. The other factors used in the calculation of fair value are contractual terms of the convertible note and promissory note instruments.

The following table sets forth the financial liabilities, measured at fair value, by level within the fair value hierarchy as of June 30, 2025, and December 31, 2024

	June 30, 2025	December 31, 2024
Level 3
Convertible debt	$4,034,381	$3,589,410
Promissory notes – ReShape	$424,247	-

u) Basic and diluted net loss per common share

Net loss per share information is determined using the two-class method, which includes the weighted average number of shares of common stock outstanding during the period and other securities that participate in dividends (a “participating security”). The Company considered its Preferred Stock to be participating securities because the shares included rights to participate in dividends with the common stock.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. The net loss attributable to common stockholders is calculated by adjusting the net loss of the Company for the accretion on the Preferred Stock. Net losses are not allocated to preferred stockholders as they do not have an obligation to share in the Company’s net losses. In periods with net income attributable to common stockholders, the Company would allocate net income first to preferred stockholders based on dividend rights under the Company’s certificate of incorporation and then to preferred and common stockholders based on ownership interests. Diluted net loss per share attributable to common stockholders is computed using the more dilutive of (1) the two-class method or (2) the if-converted method.

During the six months ended June 30, 2025, and 2024, diluted earnings per common share is the same as basic earnings per common share because, as the Company incurred a net loss during each period presented, the potentially dilutive securities from the assumed exercise of all outstanding stock options would have an anti-dilutive effect. The dilutive shares as of June 30, 2025, and 2024, not included in the loss per share calculation, include 3,076 shares of common stock issuable upon conversion of preferred stock; and 279 and 293 shares of common stock potentially issuable under stock options at June 30, 2025, and December 31, 2024, respectively. The number of shares potentially issuable upon conversion of the debt is not currently calculable and would be anti-dilutive.

v) Post Employment benefits

The Subsidiary in India has a defined benefit gratuity scheme for its employees in India. This gratuity scheme provides for lump sum payment in accordance with the provisions of the Payment of Gratuity Act, 1972 to vested employees at retirement or death while in employment or on termination of employment of an amount equivalent to 15 days basic salary payable for each completed year of service or part thereof in excess of three months subject to a limit of INR 2,000,000 (equivalent to approximately $ 24,000). Vesting occurs upon completion of 5 years of continuous service.

Accumulated compensated absences, which are expected to be encashed within 12 months from end of the year, are treated as short-term employee benefits. The obligation towards the same is measured at the expected cost of accumulating compensated absences as the additional amount expected to be paid as a result of the unused entitlement at the end of the year. Actuarial gains or losses are recognized in the Condensed Consolidated Statement of Operations and Comprehensive Loss in the year in which they arise.

w) Recent accounting pronouncements

From time to time, new accounting pronouncements are issued by the FASB and are early adopted by the Company or adopted as of the specified effective date. There were no recent accounting pronouncements that impacted the Company or are expected to have a significant effect on its consolidated financial statements.

3. Other current assets

Other current assets consist of the following:

	June 30,	December 31,
	2025	2024
Advances to suppliers	$6,454	$12,134
Other receivables	62,403	48,648
Others	20,425	25,651
Total	$89,282	$86,433

4. Property and equipment, net

Property and equipment, net consist of the following:

	June 30,	December 31,
	2025	2024
Buildings and Improvement	$128,668	$128,778
Computer and office equipment	54,113	52,412
Furniture & fixtures	13,861	13,865
Laboratory equipment	411, 488	411,840
Total	608,130	606,895
Accumulated depreciation	(553,744)	(547,716)
Net fixed assets	$54,386	$59,179

Depreciation expense is included in selling, general, and administrative expenses in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss and was $6,491 and $9,056 for the six months ended June 30, 2025, and June 30, 2024, respectively.

5. Goods and service tax and other credits receivable

The Company’s balance of goods and service tax and other credits receivable from government authorities as of June 30, 2025 and December 31, 2024, consist of the following:

	June 30,	December 31,
	2025	2024
Tax deducted at source and tax collected at source receivable	$15,087	$3,283
Input goods and service tax credit	612,343	643,475
	$627,430	$646,758

6. Accounts payable and Accrued expenses

Accounts payable and accrued expenses as of June 30, 2025 and December 31, 2024 consist of the following:

	June 30,	December 31,
	2025	2024
Accounts payable	$536,038	$501,921
Accrued expenses	333,244	463,686
	$869,282	$965,607

7. Salary and post-employment benefits payable

Salary and post-employment benefits payable as of June 30, 2025 and December 31, 2024, consist of the following:

	June 30,	December 31,
	2025	2024
Salaries payable	$830,095	$777,578
Accrued leave encashment (Note 12)	77,550	72,768
Accrued gratuity plan (Note 12)	78,708	69,094
	$986,353	$919,440

In June 2024, an officer and a director of the Company agreed to forgo accrued salaries, and consulting fees payable of $1,115,232 in exchange for the issuance of stock options for the purchase of 131 shares of common stock (see Note 10). The Company accounted for this debt extinguishment as a capital contribution since the liability was with related parties. Accordingly, the difference between the liability extinguished of $1,115,232 and the fair value of the stock options issued ($379,950) of $ 735,282 is considered a capital contribution.

8. Convertible debt and Promissory Notes- ReShape

Convertible Debt

Commencing in October 2020, the Company began raising money under a compulsorily convertible promissory note (the “Promissory Notes”) pursuant to a Subscription Agreement (the “Subscription Agreement”). The Promissory Note was issued as part of a private placement (the “Offering”) for the sale of up to $2,395,542 (which was subsequently expanded) of secured convertible promissory notes (collectively, the “Promissory Notes”) for a period until three years of maturity. The Promissory Notes bear interest at a rate of eight percent (8%) per annum, on a non-compounding basis, and are due and payable on the earlier of (i) the date upon which the Promissory Notes are converted into equity securities of the Company, or (ii) at maturity in three (3) years (“Maturity Date”). Significant conversion terms of the Promissory Notes are as follows:

a) In the event that the Company issues and sells shares of its equity securities (“Equity Securities”) to investors (the “Investors”) prior to the Maturity Date in an equity financing with total proceeds to the Company of not less than $10,000,000 (excluding the conversion of the Promissory Notes or other convertible securities issued for capital raising purposes (e.g., Simple Agreements for Future Equity) (a “Qualified Financing”), then the outstanding principal amount of this Note and any unpaid accrued interest shall automatically convert in whole without any further action by the Holder into Equity Securities sold in the Qualified Financing at a conversion price equal to the cash price per share paid for Equity Securities by the Investors in the Qualified Financing multiplied by 0.75 in some notes or 0.8 in some other notes; provided, that if such Qualified Financing is also a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation, as amended, restated, and otherwise in effect from time to time, the “Certificate of Incorporation”), shall govern with respect to the conversion of this Note. The issuance of Equity Securities pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to Equity Securities sold in the Qualified Financing. Notwithstanding this paragraph, if the conversion price of the Notes as determined pursuant to this paragraph (the “Conversion Price”) is less than the price per share at which Equity Securities are issued in the Qualified Financing, the Company may, solely at its option, elect to convert this note into shares of a newly created series of preferred stock having the identical rights, privileges, preferences and restrictions as Equity Securities issued in the Qualified Financing, and otherwise on the same terms and conditions, other than with respect to (if applicable): (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the per share dividend, which will be the same percentage of the Conversion Price as applied to determine the per share dividends of the Investors in the Qualified Financing relative to the purchase price paid by the Investors. For the avoidance of doubt, such newly created series of preferred stock described in the preceding sentence shall be pari passu with the Equity Securities issued in the Qualified Financing.

b) If the Company consummates a transaction that is a Deemed Liquidation Event (as defined in the Certificate of Incorporation) while this Note remains outstanding, then the outstanding principal amount of this Note and any unpaid accrued interest shall, immediately prior to the closing of such Deemed Liquidation Event, automatically convert in whole without any further action by the Holder into shares of a newly created series of preferred stock (“New Senior Preferred Stock”) at a conversion price equal to the Original Issue Price (as defined in the Certificate of Incorporation) for the most senior series of preferred stock of the Company outstanding at such time (the “New Senior Preferred Conversion Price”). The New Senior Preferred Stock shall have the identical rights, privileges, preferences and restrictions as the most senior series of preferred stock of the Company outstanding at the time of such conversion, other than with respect to: (i) the per share liquidation preference, which shall be equal to two (2) times in some notes three (3) times in the other notes the New Senior Preferred Conversion Price; (ii) the conversion price for purposes of price-based anti-dilution protection, which will equal the New Senior Preferred Conversion Price; and (iii) the per share dividend, which will be the same percentage of the New Senior Preferred Conversion Price as applied to determine the per share dividends of the holders of the most senior series of preferred stock of the Company outstanding at such time relative to the Original Issue Price for such shares. For the avoidance of doubt, the New Senior Preferred Stock shall be senior to the most senior series of preferred stock of the Company outstanding at such time and shall be pari passu with all other securities into which compulsory convertible notes issued by the Company convert.

c. If this Note has not otherwise been converted pursuant to the above transactions, then, effective as of the Maturity Date, all outstanding principal and accrued and unpaid interest under this Note shall be automatically converted into Senior D Preferred Stock, at a conversion price equal to the New Senior Preferred Conversion Price.

During 2023 and through June 2025, certain Notes that had reached their maturity date were extended by an additional year. In connection with such extension, the conversion rate was amended from 0.80 to 0.75, and liquidation preference was amended from three times to two times in clause (b). All other terms remained the same. The Company accounted for such extension as a modification of the debt instrument. From April to September 2024, seven Notes have matured, out of which two noteholders converted to Series D Preferred stock at maturity as per the terms of the Notes. In August 2024, two Convertible Notes with an aggregate principal plus accrued interest of $ 434,077 were converted into 22 shares of Series D preferred stock at $19,450 per share. No other Convertible Notes have been converted through June 30, 2025. All remaining Convertible Notes were converted into common stock as a result of the Merger – see Note 16.

In July 2024, the Company began offering investors the opportunity to participate in a Securities Purchase Agreement providing investors the right to certain equity instruments and other equity rights in the Company and its subsidiary in India, some of which are dependent upon the completion of the Merger. An aggregate of 34 investors agreed to participate in such financing through June 30, 2025, for an aggregate of approximately $7.3 million, of which approximately $ 659,542 was received through June 30, 2025, in the form of bridge notes. The bridge notes have similar terms to the above convertible notes, except that there is a one-year maturity and is convertible at a 30% discount to the Merger valuation. The remainder of the committed funds were placed in an escrow account six to seven days before the Merger; however, these funds have not been received as of June 30, 2025. These funds were received in August 2025 – see Note 16.

The fair value amount of the convertible debt and accrued expense is summarized as follows:

	June 30,	December 31,
	2025	2024
Current portion
Conversion rate at 70% of Merger Valuation	$700,494	$487,206
Conversion rate at 75% of Qualified Financing	3,333,887	3,102,204

Total	$4,034,481	$3,589,410

The Company has elected to record the convertible note at fair value. Changes in the fair value of the Convertible Notes for the six months ended June 30, 2025 and 2024 are summarized as follows:

	Six months ended	Six months ended
	June 30, 2025	June 30, 2024
Balance, beginning of the period	$3,589,410	$2,930,888
Additional notes issued	191,253	340,000
Interest accrued	103,045	92,200
Change in fair value	150,673	17,996
Total	$4,034,381	$3,381,084

Promissory Notes - ReShape

The Company entered into a note payable with ReShape for $400,000, of which payments under such note were received in several instalments from April 16, 2025, to June 5, 2025. The note bears interest at 8% per annum, is senior to the convertible notes and matures on September 30, 2025. If the Merger Agreement is terminated due to the Company’s failure to close on the Concurrent financing that is already committed, then the promissory note will become senior in right of payment to all other debt of the Company and will become a secured obligation of the Company. The promissory notes could convert into shares of common stock of the Company at the implied valuation of the transaction at the Merger date. On June 30,2025, the Company borrowed an additional $200,000 from ReShape pursuant to the same terms. Changes in the fair value of the Convertible Notes for the six months ended June 30, 2025, are summarized as follows:

Six months ended
June 30, 2025
Balance, beginning of the period	$0
Borrowings	600,000
Interest accrued	5,431
Change in fair value	(181,184)
Total	$424,247

Overall Debt

Interest expense on the above debt instruments was $108,476 and $92,200 for the six months ended June 30, 2025, and 2024, respectively.

The fair value of the convertible notes is classified within Level 3 of the fair value hierarchy, using the inputs below to calculate the fair value. The Company used a probability-weighted scenario analysis to determine the fair value of the convertible notes. The risk-free rate used in the analysis is based on the yield on a US Government zero-coupon bond, interpolated for the period that corresponds to the time to liquidity as at the valuation date.

	June 30, 2025	December 31, 2024
Adjusted Interest rate	4.41% to 4.45%	4.16% to 4.40%
Time to Financing Date	1-3 months	6-8 months

9. Common Stock and Preferred Stock

Authorized Capital

The Company had been authorized to issue 20,000,000 shares of common stock, $0.001 par value per share, and 15,000,000 shares of preferred stock, $0.001 par value per share. In June 2024, the number of authorized shares of preferred stock increased to 16,000,000 shares. In August 2025, the Board of Directors of the Company approved a 5,000 – 1 reverse stock split.

Preferred stock

As of June 30, 2025 and December 31, 2024, the Company has issued the following preferred stock:

	Number of shares issued as of June 30 2025 and December 31,	Conversion	Aggregate Liquidation Preference as of June 30,	Aggregate Liquidation Preference as December 31,
	2024	Price	2025	2024
Series
Series seed	217	$4,150	$1,368,624	$1,332,687
Series A	519	$6,100	4,797,551	4,671,576
Series B	194	$12,350	3,624,342	3,529,173
Series B-1	296	$12,350	5,559,527	5,413,544
Series C	890	$13,200	17,807,012	17,339,432
Series C-1	106	$13,200	2,129,187	2,073,278
Series D	854	$19,450	24,111,470	23,437,007
Total	3,076		$59,397,713	$57,796,697

The significant terms of the preferred stock, are as follows:

Preferred stock carries an 8% cumulative preference dividend, payable when declared by the Board of Directors. No dividend has been paid on any series of preferred stock as of June 30, 2025. As of June 30, 2025, and December 31, 2024, cumulative dividends in arrears for all classes’ preferred shares were approximately $19,700,000 and $18,100,000, respectively.

Each share of preferred stock shall be convertible at the option of the holder, without the payment of additional consideration, into units of common stock at the conversion price as defined in the shareholders’ agreement. The conversion price is subject to adjustment in the event of subsequent issuance of common stock at a lower price than the original conversion price. Each series preferred stock is mandatorily convertible into common stock at the conversion price as defined in the shareholders’ agreement on the occurrence of an initial public offering (IPO).

In the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, all classes of preferred stockholders would be entitled to receive, in preference to common shareholders, an amount equal to the original issue price plus accrued and unpaid dividends. All series of preferred stock rank pari passu with each other in terms of liquidation preference except series B1 and C1. Part of the amount invested by series B1 and C1 preferred stock as mentioned in the shareholders’ agreement ranks junior to other preferred stockholders, however, rank pari passu with each other. After the liquidation preference payments to all classes of preferred stockholders have been met, preferred shareholders have unlimited right to participate on a prorated basis with common shareholders.

Holders of the preferred stock shall be entitled to elect 5 members of the Board of Directors and also hold certain protective rights with respect to significant corporate transactions as defined. Each holder of common stock shall be entitled to one vote in respect of each share held.

10. Stock-Based Compensation

On December 14, 2018, the Company authorized an Employee Stock Option Plan 2018 (‘ESOP plan’) under which 344 (post-split) shares of common stock were reserved/authorized by the Company for issuance to directors, consultants, and employees of the Company. The ESOP plan entitles directors, consultants, and employees of the Company to purchase common stock for each option of the Company at a stipulated price, subject to compliance with vesting conditions i.e. employees remaining in employment during the vesting period and director and consultants to continue rendering services during the vesting period. The options of directors and consultants vest as per the schedule prescribed in the grant letter. These can be exercised any time after the vesting period and during their tenure with the Company. However, the exercise period lapses ninety (90) days after the employee, director or consultant leaves the Company.

The Company recognized $ Nil and $ Nil of stock-based compensation expense (which is included in research and development expenses) in the Company’s Condensed Consolidated Statements of Operations and Comprehensive loss for the six months ended June 30, 2025 and 2024, respectively.

The fair value of stock-based compensation transactions is measured using the Black-Scholes option pricing model. Measurement inputs include share price on the measurement date, the exercise price of the instrument, expected volatility (based on weighted average historic volatility for a duration equal to the weighted average life of the instruments, life based on the average of the vesting and contractual periods for employee awards as minimal prior exercises of options in which to establish historical exercise experience), and the risk-free interest rate (based on government bonds). Service and performance conditions attached to the transactions, if any, are not considered in determining fair value. The expected life of the stock options is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may also not necessarily be the actual outcome. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical data regarding the volatility of a publicly traded set of peer companies. The expected term of stock options granted to non-employees is between 5 and 7 years. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award.

Stock-based compensation expense attributable to equity awards granted to employees is measured at the grant date based on the fair value of the award. The expense is recognized on a straight-line basis over the requisite service period for awards that vest, which is generally the period from the grant date to the end of the vesting period. Stock-based awards provided to non-employees are measured and expensed as the services are provided and are remeasured at each reporting period until these stock options vest. There were no stock options granted in the first quarter of 2025. In June 2024, the Company granted options to purchase 131 shares of common stock in settlement of accrued compensation (see Note 7). There was no expense recorded for these stock option grants since these were issued in lieu of previously recognized compensation.

The Company has estimated the fair value of the 2024 stock option awards as of the date of grant by applying the Black-Scholes option-pricing model. In applying the Black-Scholes option pricing model, the Company used the following assumptions:

Risk- free interest rate	5.2%
Expected term	5 years
Expected volatility	76%
Expected dividends	0
Grant date fair value of common stock	$4,500

The summary of stock options activity for the six months ended June 30, 2025 and the year ended December 31, 2024, is as follows:

		Weighted Average	Weighted Average
	Number of Options	Exercise Price	Time to Expiry
Outstanding as of December 31, 2023	162	$2,750.00	4.7 years
Granted during 2024 year	131	$4,500.00	9.7 years
Exercised during 2024 year	—	—	—
Outstanding as of December 31, 2024	293	$3,550.00	6.7 years
Granted during six months ended June 30, 2025	—	—	—
Expired during six months ended June 30, 2025	(14)	$5,000.00	—
Exercised during six months ended June 30, 2025	—	—	—
Outstanding as of June 30, 2025	279	$3,450.00	6.0 years

Exercisable as of December 31, 2024	293	$3,550.00	6.7 years
Exercisable as of June 30, 2025	279	$3,450.00	6.0 years

The following outlines the outstanding and vested stock options by exercise price as of June 30, 2025 and December 31, 2024.

	Number of Options Outstanding and fully vested – June 30, 2025	Number of Options Outstanding and fully vested – December 31, 2024
$2,400.00	140	140
$4,500.00	131	131
$5,000.00	8	22
Total	279	293

As of June 30, 2025, there is no future compensation cost to be recognized in the Condensed Consolidated Statements of Operations and Comprehensive Loss related to stock options granted through June 30, 2025. The intrinsic value of vested and outstanding stock options was approximately $429,000.

11. Income taxes

Both VTI and VTL generated a current taxable loss for the six months ended June 30, 2025, and 2024, and therefore the only current income taxes payable were certain minimum taxes. The effective tax rate for the years ended June 30, 2025, and 2024 was NIL and differs from the federal statutory income tax rate of 21% principally due to the full valuation allowance recognized against deferred income tax assets, and to a lesser extent due to different tax rates in the jurisdiction of VTL and certain non-deductible expenses for income tax purposes.

As of December 31, 2024, VTI has net operating loss carry-forwards of approximately $19.3 million in the United States, which shall expire as follows: $7.4 million has no expiry, $10.2 million expiry in 2039 and $1.7 million expiry in 2038. At December 31, 2024, VTL has approximately $4.8 million of net operating loss carry-forwards. Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company’s net operating loss carry-forwards may be subject to annual limitations against taxable income in future periods, which could substantially limit the eventual utilization of such carry-forwards. The Company has not analyzed the historical or potential impact of its equity financings on beneficial ownership and therefore no determination has been made whether the net operating loss carry-forward is subject to any Internal Revenue Code Section 382 limitation. To the extent there is a limitation, there would be a reduction in the deferred tax asset with an offsetting reduction in the valuation allowance.

12. Leases

The Company leases offices and laboratory space in India which were automatically extended for two one-year periods ending December 2026 with monthly payments ranging from $2,500 to $2,900 per month. The Company has an intention to renew the leases through December 2026 as allowed under the lease agreement. In the U.S., the Company has month-to-month shared space arrangements, and therefore there is no requirement to record a right to use asset and related liability.

Operating leases are presented in the Company’s Condensed Consolidated Balance Sheets as right-of-use assets, net, operating lease liabilities – current portion, and operating lease liabilities, net of current portion. The assets and liabilities from our leases are recognized at the lease commencement date based on the present value of remaining lease payments over the lease term using the Company’s incremental borrowing rates. Short-term leases, which have an initial term of 12 months or less, are not recorded on the balance sheet. As the Company’s operating leases do not provide implicit rates, the Company has utilized its incremental borrowing rate, determined based on the long-term borrowing costs of companies with similar credit profiles, to record its lease obligations. For operating leases, the Company recognizes the minimum rental expense on a straight-line basis based on the fixed components of a lease arrangement. The Company will amortize this expense over the term of the lease beginning with the lease commencement date.

If the Company renews the lease for the entire three-year period, as expected, the annual lease payments will be approximately $32,000, and $34,000 in the years ending December 31, 2025 and 2026, respectively. The following table presents information about the amount and timing of liabilities arising from the Company’s operating leases as of June 30, 2025:

Lease payments – From July 2025 to December 2025	$15,821
Lease payments – 2026	34,014
Total undiscounted operating lease payments	49,835
Less: Imputed interest	(2,754)
Present value of operating lease liabilities	$47,081

Current portion of lease liability	$30,353
Long-term portion of lease liability	16,728
Total lease liability	$47,081

	As of June 30,	As of December 31,
	2025	2024
Weighted average remaining lease term in years	1.5	2.0
Weighted average discount rate	8.0%	8.0%

The Right of Use Asset on June 30, 2025, of $45,388 will be amortized over the 1.5 years remaining under the lease term. The Right of Use Asset balance on December 31, 2024, was $59,387. Rent expense was approximately $24,000 and $19,900 for the six months ended June 30, 2025 and 2024, respectively.

13. Commitments and contingencies

a) CRO contract

In December 2018, the Company entered into an agreement with a Contract Research Organization (“CRO”) for services to be rendered with respect to the phase 2B clinical trials for the VB-1953 product.    During 2022, the Company and the CRO signed a definitive agreement to convert the liability of $1,680,210 into shares of 86 shares of Series D preferred shares (based upon the then estimated fair value of such shares), however, the shares were not issued.   In June 2024, the Company increased its authorized shares of preferred stock and issued 86 shares of Series D preferred stock to settle this liability.

b) Employee Benefits – Gratuity

The Company has a defined benefit gratuity scheme for its employees in India. This gratuity scheme provides for lump sum payment in accordance with the provisions of the Payment of Gratuity Act, 1972 to vested employees at retirement or death while in employment or on termination of employment of an amount equivalent to 15 days basic salary payable for each completed year of service or part thereof in excess of six months subject to a limit of INR 1,000,000 (equivalent to approximately $12,000). Vesting occurs upon completion of 5 years of continuous service. A roll forward of the liability balance for the six months ended June 30, 2025 and 2024 are as follows:

	Six months ending	Six months ending
	June 30, 2025	June 30, 2024
Obligation recognized in balance sheet:

Beginning of the six months	$69,094	$90,886
Benefits paid	(5,822)	(6,880)
Expenses charged to profit or loss	15,507	1,006
Currency translation differences	(71)	(292)
End of the six months	$78,708	$84,721

c) Employee Benefits – Leave Encashment

Accumulated Compensated absences or paid leave encashment, which are expected to be encashed within 12 months from the end of the year and are treated as short-term employee benefits. The obligation towards the same is measured at the expected cost of accumulating compensated absences as the additional amount expected to be paid as a result of the unused entitlement at the end of the year. Actuarial gains or losses are recognized in the Condensed Consolidated Statement of Operations and Comprehensive Loss in the year in which they arise. A roll forward of the liability balance for the six months ended June 30, 2025 and 2024 are as follows:

	Six months ending	Six months ending
	June 30, 2025	June 30, 2024
Obligation recognized in balance sheet:

Beginning of the six months	$72,768	$84,647
Benefits paid	(3,517)	(1,518)
Expenses charged to profit or loss	8,368	516
Currency translation differences	(69)	(271)
End of the six months	$77,550	$83,374

d) Employee Benefits – Provident Fund

In accordance with Indian law, all employees in India are entitled to receive benefits under the ‘Provident Fund’, which is a defined contribution plan. Both the employee and the employer make monthly contributions to the plan at a predetermined rate (presently at 12%) of the employee’s basic salary. These contributions are made to the fund which is administered and managed by the Government of India. The Company’s monthly contributions to the above-mentioned plans are charged to consolidated statements of operations loss in the year they are incurred and there are no further obligations under the plan beyond those monthly contributions. The Company’s contribution towards the Provident Fund during the six months ended June 30, 2025 and 2024 was approximately $790 and $810, respectively.

e) Litigation

From time to time, the Company is involved in various disputes, claims, liens and litigation matters arising out of the normal course of business which could result in a material adverse effect on the Company’s combined financial position, results of operations or cash flows. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. As of June 30, 2025, and December 31, 2024, the Company had no outstanding claims or litigation and had no liabilities recorded for loss contingencies.

14. Segments

The Company operates in two segments – the sale of products and licensing/service income in India (“Pharmaceutical Segment”) and the development of biotechnology products (“Biotechnology Segment”), with substantially all of the resources of the Company focused on its biotechnology activities. The Company purchases substantially all of the products for the Pharmaceutical Segment from a third-party manufacturer. Other income items relate to corporate financing activities outside of these two segments. Reporting by segment is summarized as follows:

Amount in USD	For the six months ended June 30, 2025			For the six months ended June 30, 2024
	Biotechnology	Pharmaceutical	Total	Biotechnology	Pharmaceutical	Total
Revenues	$—	$248,536	$248,536	$—	$110,990	$110,990
Gross margin	—	178,655	178,655	—	95,124	95,124
Operating expenses:
Depreciation and amortization	6,491	—	6,491	9,056	—	9,056
Selling, general and administrative	484,739	40,281	525,020	363,801	40,574	404,375
Research and development	144,776	25,553	170,329	124,600	26,449	151,049
Total Operating expenses	636,006	65,834	701,840	497,457	67,023	564,480
Other expenses
Interest expense	(111,093)	—	(111,093)	(107,487)	—	(107,487)
Fair value adjustment	30,511	—	30,511	(17,996)	—	(17,996)
Other income (loss), net	1,035	—	1,035	1,707	—	1,707
Other expenses	(79,547)	—	(79,547)	(123,776)	—	(123,776)
Net income	$(715,553)	$112,821	$(602,732)	$(621,233)	$(28,101)	$(593,132)

Assets of segment	$1,625,478	$341	$1,625,819	$1,375,638	$3,130	$1,378,768

The Company derives revenues from the sale of products, including royalties related to sales of such products and from the license of technology. Substantially all revenues for the six months ended June 30, 2025, and 2024 are derived from one customer, a significant pharmaceutical company based in India - Sun Pharma (“Major Customer”). Revenues for the six months ended June 30, 2025, and 2024 are summarized as follows:

	Six months ending	Six months ending
	June 30, 2025	June 30, 2024
Service fee for arrangements for sale of Dandruff products	$-	$75,147
Licensing and milestone fees – Luliconazole	116,900	-
Sale of products	121,424	28,113
Royalty income related to above product sales	10,212	7,730
Total	$248,536	$110,990

In December 2020, the Company entered into a licensing contract for a product to such a Major Customer, whereby the Company would be entitled to development and sales-based milestones and royalties on future sales of the product by the Major Customer. No development milestones, sales-based milestones or royalties have been received under this license during the six months ended June 30, 2025 or 2024.

During 2024, the Company amended its arrangement with the Major Customer such that the Company will no longer be responsible for purchasing and selling inventory of the Dandruff Lotion and Shampoo, but instead will receive a net service fee payment for sales of such products made by the Major Customer. These payments are recorded as service fee revenue in the period earned.

15. Due to affiliates

The Company incurred consultancy charges to certain members of the Board of Directors of the Company (“Directors”) recognized as selling, general and administrative expenses in the Condensed Consolidated Statements of Operations and Comprehensive Loss amounting to approximately $50,000 for each of the six months ended June 30, 2025 and 2024. The amount outstanding to such Directors as of June 30, 2025, and December 31, 2024 is approximately $150,000 and $100,000, respectively, which is included in the due to affiliates in the Condensed Consolidated Balance Sheet.

The Company incurred compensation expenses to the Chief Executive Officer of the Company (“CEO”) recognized as selling, general and administrative expenses in the Condensed Consolidated Statements of Operations and Comprehensive Loss amounting to approximately $130,000 for each of the six months ended June 30, 2025 and 2024. The amount outstanding as of the end of June 30, 2025 and December 31, 2024, to the CEO is $353,795 and $282,777 respectively, which is included in Salary and Employment Benefits Payable in the Condensed Consolidated Balance Sheets. See also Note 7 for the settlement of a portion of the salary payable.

Certain Directors have provided short-term advances to the Company from time to time, amounting to approximately $15,000 as of June 30, 2025. This is included due to affiliates in the accompanying Condensed Consolidated Balance Sheets and is yet to be repaid as of the date of these financial statements.

16. Subsequent events

For the consolidated financial statements as at and for the six months ended June 30, 2025, we have evaluated subsequent events through the date the consolidated financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements, other than the consummation of the Merger and related transactions described below.

Prior to the Merger transaction described in Note A, the Board of Directors of the Company approved the following:

1.	Authorized a 1 for 5,000 reverse stock split of issued and outstanding shares of common and preferred stock

2.	Amended the Articles of Incorporation of the Company to authorize three new classes of preferred stock, with similar rights as the previous shares of preferred stock:

a.	Series D-1 – 23,658 shares authorized with an “original issuance price” of $8.874 per share

b.	Series D-2 – 315,256 shares authorized with an “original issuance price” of $5.886 per share

c.	Series Seed-1 – 900,000 shares authorized with an “original issuance price” of $0.936 per share

3.	Adopted the 2025 Equity Incentive Plan, providing for the issuance of up to 2,800,000 shares of common stock to employees, officers, directors, and non-employees in the form of non-qualified and incentive stock options, restricted stock awards, and other stock-based awards.

4.	Issued, under the 2025 Plan, stock options to employees, consultants, board members, and others to purchase 2,705,779 shares of common stock at an exercise price of $0.41 per share, which vest immediately and 57,122 shares of common stock at an exercise price of $0.41 per share, which vest over a one-year period from the date of grant to employees.

5.	Reclassified certain shares held by shareholders as follows:

a.	11 shares of Series D preferred stock into 23,658 shares of Series D1 preferred stock

b.	96 shares of Series D preferred stock into 315,256 shares of Series D2 preferred stock

c.	203 shares of Series D preferred stock into 900,000 shares of Seed Series-1 preferred stock

6.	Terminated the Amended and Restated Investors’ Rights Agreement, the Amended and Restated Right of First Refusal and Co-Sale Agreement, and the Amended and Restated Voting Agreement, as amended September 5, 2019, between the Company and its shareholders

Further, immediately prior to the Merger, the shares and share equivalents outstanding are summarized as follows:

	Common Stock	Preferred Stock (all classes)	Stock Options	Warrants
Shares outstanding - post split	386	3,075	279	-
Shares issued upon note conversion (a)	534,850
common shares issued to advisors (c)	376,256
penny warrants issued (b)				6,008,589
Stock options issued under 2025 plan			2,762,901
	911,492	3,075	2,763,180	6,008,589

a.	All convertible notes plus accrued interest outstanding at the Merger date were converted into 534,850 shares of common stock
b.	Warrants to purchase 6,008,589 shares of common stock at $0.01 per share were issued to investors. The Company received $6,008 from the exercise of such warrants at the Merger date.
c.	Issued 376,256 common shares to consultants, advisors and for terminating a share subscription agreement.

Three put/call option agreements were put in place.

a.	The first put/call option agreement between the Company, ReShape Lifesciences, Inc, renamed as Vyome Holdings, Inc. (“VHI’). Through this agreement, 1,322,081 shares of common stock held by Indian stockholders of the Company are entitled to be exchanged for 825,448 shares of VHI common stock pursuant to the put/call exercise in the future as per the terms of the agreements.

b.	The second put/call option agreement is between the Company’s Indian subsidiary, VHI, and investors in the bridge investments that came in the form of Compulsory Convertible Debentures that were converted to 86 shares in the Indian subsidiary at the Merger closing. Those shares are entitled to be exchanged for 800,361 shares of common stock of VHI pursuant to the put/call exercise in the future as per the terms of the agreements.

c.	The third put/call option agreement is between the Company’s Indian subsidiary, VHI, and investors for the concurrent (concurrent to Merger closing) financing for subscription of 999 shares in the Indian subsidiary. Those shares are entitled to be exchanged for 89,671 shares of common stock of VHI pursuant to the put/call exercise in the future as per terms of this agreements.

VHI may exercise its call options for the specified shares of VHI in the above three option agreements upon certain defined liquidation events. The investors may exercise their put options for the purchase of their shares by the Company upon certain defined financing and/or liquidation events, in all cases subject to approval by the Board of Directors of the Company and VHI. The consideration to be paid for such put/call options is based upon pro rata “liquidation event” proceeds or certain specified amounts, and in certain investor cases, for the exchange of common stock of VHI.

In connection with the Merger, the following transactions occurred:

a.	The ReShape Board of Directors and management team resigned and were replaced by the Vyome Board of Directors and management team

b.	ReShape changed its name to VHI and began trading on the Nasdaq exchange under the ticker symbol “HIND”

c.	506,264 shares of common stock of VHI were issued to PIPE investors (“concurrent financing”) in VHI upon completion of the share investment under the Securities Purchase Agreement discussed in Note 8 above, pursuant to which the Company has received approximately $6.5 million under such commitments.

d.	4,272,632 shares of the VHI were issued to Vyome shareholders in exchange for their holdings in the Company.